EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2024 (except for Note 20, Note 23 and Note 24, as to which the date is February 28, 2025), with respect to the consolidated financial statements in the Annual Report of Axon Enterprise, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Axon Enterprise, Inc. on Form S-3 (File No. 333-277559) and on Forms S-8 (File No. 333-212069, 333-190442, 333-225660, 333-230549, 333-233904, 333-266203 and 333-267581, and 333-280088).

/s/ GRANT THORNTON, LLP

Phoenix, Arizona
February 28, 2025